SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
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BEASLEY BROADCAST GROUP, INC.

(Name of Registrant as Specified In Charter)

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3033 Riviera Drive

Suite 200

Naples, Florida 34103

(239) 263-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 22, 2003

The Annual Meeting of Stockholders of Beasley Broadcast Group, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, April 22, 2003, at 10:00 a.m. local time, at the corporate offices of Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida for the following purposes:

1.	To elect eight directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected or appointed;

2.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the enclosed Proxy Statement.

Your Board of Directors has fixed March 12, 2003 as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders.

The Company’s Proxy Statement is attached hereto. Financial and other information about the Company is contained in the enclosed Annual Report to Stockholders for the year ended December 31, 2002.

You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. You will be most welcome at the meeting and may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised.

ByOrder of the Board of Directors,

CarolineBeasley, Secretary

Naples, Florida

March 19, 2003

3033 Riviera Drive

Suite 200

Naples, Florida 34103

(239) 263-5000

PROXY STATEMENT

The Board of Directors of Beasley Broadcast Group, Inc., a Delaware corporation (the “Company”), is soliciting your proxy on the proxy card enclosed with this Proxy Statement. Your proxy will be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, April 22, 2003, at 10:00 a.m. local time, at the corporate offices of Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida, and any adjournment or postponement thereof. This Proxy Statement, the accompanying proxy card and the Company’s Annual Report to Stockholders are first being mailed to stockholders on or about March 24, 2003.

VOTING SECURITIES

Voting Rights and Outstanding Shares

Only stockholders of record on the books of the Company as of 5:00 p.m., March 12, 2003, which is the “Record Date,” will be entitled to vote at the Annual Meeting. At the close of business on March 12, 2003, the Company had 7,440,698 shares of Class A Common Stock outstanding (the “Class A Shares”), and 16,832,743 shares of Class B Common Stock outstanding (the “Class B Shares” and together with the Class A Shares, the “Common Stock”).

Under the Company’s Restated Certificate of Incorporation and Bylaws, in the election of directors, the holders of the Class A Shares are entitled by class vote, exclusive of all other stockholders, to elect two of the Company’s directors, with each Class A Share being entitled to one vote. With respect to the election of the other six directors and other matters submitted to the stockholders for vote, the holders of Class A Shares and Class B Shares shall vote as a single class, with each Class A Share being entitled to one vote and each Class B Share entitled to ten votes.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company’s transfer agent. The Inspector will also determine whether or not a quorum is present. Except with respect to the election of directors and except in certain other specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law and our Bylaws for approval of proposals presented to stockholders. Our Bylaws provide that a quorum consists of a majority of the votes entitled to be cast and present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and therefore, abstentions will generally have the effect of a negative vote for purposes of determining the approval of matters submitted to the stockholders for a vote. However, with respect to any matter to be decided by a plurality of the votes cast at the meeting (such as the election of a director), proxies marked “withhold authority” or marked “abstain” or which constitute broker non-votes, will not be counted for the purpose of determining the number of votes cast at the meeting and will have no effect on the voting for such matter.

The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by:

•	delivering written notice of revocation to the Company, Attention: Caroline Beasley;

•	delivering a duly executed proxy bearing a later date to the Company; or

•	attending the Annual Meeting and voting in person.

Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the election of directors and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Eight directors are to be elected at the Annual Meeting to serve until the next annual meeting of stockholders or until their respective successors are elected or appointed. Nominees for election to the Board of Directors shall be approved by the following vote:

•	For Nominees to be Elected by the Holders of the Class A Shares: by a plurality of the votes cast by the holders of Class A Shares present in person or by proxy at the Annual Meeting, with each share being entitled to one vote.

•	For Nominees to be Elected by the Holders of All Classes of Common Stock: by a plurality of the votes cast by the holders of all classes of Common Stock present in person or by proxy at the Annual Meeting, with each Class A Share being entitled to one vote and each Class B Share being entitled to ten votes.

Abstentions from voting on the election of directors, including broker non-votes, will have no effect on the outcome of the election of directors. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board of Directors may be reduced in accordance with the Bylaws of the Company. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

Nominees to be Elected by the Holders of the Class A Shares:

In respect of such nominees, the following information is furnished:

Mark S. Fowler, age 61, has been a director of Beasley Broadcast Group, Inc. since February 2000 and currently serves as Chairman of AssureSat, Inc., a satellite services provider which he co-founded in 1997. Mr. Fowler was a communications counsel at the law firm of Latham & Watkins from 1987 until 2000 and in that capacity practiced before the FCC. Mr. Fowler is also a director of TalkAmerica, Inc. Mr. Fowler served as Chairman of the FCC from 1981 until 1987.

Herbert W. McCord, age 60, has been a director of Beasley Broadcast Group, Inc. since May 2000. Mr. McCord currently is President of Granum Communications Corporation, a management consulting firm specializing in the radio industry, which he founded in 1996. Prior to starting Granum, Mr. McCord worked in the radio industry at the station and management levels for over twenty years. Mr. McCord serves as a member of the Executive Committee for the Board of Directors of the Radio Advertising Bureau.

Nominees to be Elected by the Holders of All Classes of Common Stock:

In respect of such nominees, the following information is furnished:

George G. Beasley, age 70, founded Beasley Broadcast Group, Inc. in 1961 and has served since inception as the Company’s Chairman and Chief Executive Officer. Mr. Beasley served on the North Carolina Association of Broadcasters’ Board of Directors for eight years and has served that Association as President and Vice President. Mr. Beasley was awarded the Distinguished Broadcaster of North Carolina Award in 1988. Mr. Beasley has a B.A. and M.A. from Appalachian State University. George G. Beasley is the father of Bruce G. Beasley, Caroline Beasley and Brian E. Beasley.

Bruce G. Beasley, age 45, has served as Beasley Broadcast Group, Inc.’s President and Chief Operating Officer since 1997, Co-Chief Operating Officer since February 2001, and as a director since 1980. He began his career in the broadcasting business with the Company in 1975 and since that time has served in various capacities including General Sales Manager of a radio station, General Manger of a radio station and Vice President of Operations of the Company. Currently, Mr. Beasley oversees the operations of all radio stations. Mr. Beasley serves on the Boards of Directors of the North Carolina Association of Broadcasters and the Radio Advertising Bureau. Mr. Beasley has a B.S. from East Carolina University. Mr. Beasley is the son of George G. Beasley and the brother of Caroline Beasley and Brian E. Beasley.

Allen B. Shaw, age 59, joined Beasley Broadcast Group, Inc. as the Vice Chairman of the Board of Directors and Co-Chief Operating Officer in February 2001 as part of the Company’s acquisition of Centennial Broadcasting. From 1990 to February 2001, Mr. Shaw was the President and Chief Executive Officer of Centennial Broadcasting. Mr. Shaw previously served as the Chief Operating Officer of the Company from 1985 to 1990.

Caroline Beasley, age 40, has served as Beasley Broadcast Group, Inc.’s Vice President, Chief Financial Officer and Secretary since 1994 and as a director since 1983. She joined the Company in 1983 and since that time has served in various capacities including Business Manager, Assistant Controller and Corporate Controller. Ms. Beasley is a member of the Broadcast and Cable Financial Management Association. Ms. Beasley is also a director of Citizens National Bank. Ms. Beasley has a B.S. from the University of North Carolina at Chapel Hill. Ms. Beasley is the daughter of George G. Beasley and the sister of Bruce G. Beasley and Brian E. Beasley.

Brian E. Beasley, age 43, has served as Beasley Broadcast Group, Inc.’s Vice President of Operations since 1997 and as a director since 1982. He began his career in broadcasting during high school in 1977. He joined the Company full-time in 1982 as General Manager of the previously-owned cable TV division. In 1985, he became Senior Account Executive of a radio station. Since that time, Mr. Beasley has served as General Manger of three different radio stations and most recently has been named Vice President of Operations. Mr. Beasley has a B.S. from East Carolina University. Mr. Beasley is the son of George G. Beasley and the brother of Bruce G. Beasley and Caroline Beasley.

Joe B. Cox, age 63, has been a director of Beasley Broadcast Group, Inc. since February 2000. Mr. Cox is a partner at the law firm of Cox & Nici. Mr. Cox has practiced law for 35 years, primarily in the tax, corporate and estate law areas. Mr. Cox is also a director of Citizens National Bank.

Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named above.

Recommendation of the Board of Directors:

The Board of Directors recommends a vote “FOR” the election of all nominees named above.

THE BOARD OF DIRECTORS AND COMMITTEES

The Company’s Board of Directors met three times during 2002. The Audit Committee met three times during 2002. The Compensation Committee met twice during 2002. Each member of the Board attended 75% or more of the aggregate number of board and applicable committee meetings held during 2002.

The Audit Committee consists of Messrs. Cox, Fowler and McCord, each of whom is independent as the term independence is defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. The Audit Committee has a written charter, which sets forth its responsibilities and duties. Among these responsibilities of the Audit Committee are:

•	recommending to the Board of Directors independent auditors to conduct the annual audit of the Company’s financial statements;

•	reviewing the proposed scope of the audit and approving the audit fees to be paid;

•	reviewing the Company’s accounting and financial controls with the independent auditors and its financial and accounting staff; and

•	reviewing and approving transactions, other than compensation matters, between the Company and its directors, officers and affiliates.

The Compensation Committee consists of Messrs. Cox, Fowler, and McCord. This Committee provides a general review of the Company’s compensation plans to ensure that they meet corporate objectives. The responsibilities of the compensation committee also include administering and interpreting the 2000 Equity Plan of the Company.

The Board of Directors currently does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for stockholders to nominate persons to serve as directors, the Board of Directors will consider recommendations from stockholders, which should be addressed to Caroline Beasley, Secretary of Beasley Broadcast Group, Inc. at the Company’s address.

All of the Company’s non-employee directors receive $750 per meeting for attendance at each Board of Directors meeting and are reimbursed for their out-of-pocket travel expenses for each meeting attended. In addition, Mr. Cox received $10,000 and Mr. Fowler and Mr. McCord each received $5,000 for their services on the Audit Committee during 2002.

Audit Committee Report

To	the Board of Directors:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2002.

We have discussed with the independent auditors, KPMG LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Joe B. Cox, Chair

Mark S. Fowler

Herbert W. McCord

EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this Proxy Statement are listed below. We described each executive’s business experience under Proposal No. 1—Election of Directors. All executive officers hold office until their successors are appointed.

Name	Age	Position
George G. Beasley	70	Chairman and Chief Executive Officer
Bruce G. Beasley	45	President, Co-Chief Operating Officer and Director
Allen B. Shaw	59	Vice Chairman and Co-Chief Operating Officer
Caroline Beasley	40	Vice President, Chief Financial Officer, Secretary, Treasurer and Director
Brian E. Beasley	43	Vice President of Operations and Director

EXECUTIVE OFFICERS COMPENSATION

The following table sets forth certain annual compensation information for the Company’s Chief Executive Officer and the other four most highly paid executive officers of the Company whose annual salary exceeded $100,000 as of December 31, 2002 (collectively, the “Named Officers”).

SUMMARY COMPENSATION TABLE

Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Securities Underlying Options	All Other Compensation
George G. Beasley Chairman and Chief Executive Officer	2002 2001 2000	$547,604 521,181 490,081	$100,000 — —	(1) (1) (1)	— — 487,500	$44,615 63,456 247,732	(2) (2) (2)

Bruce G. Beasley President and Co-Chief Operating Officer	2002 2001 2000	355,706 338,764 320,965	50,000 — —	(1) (1) (1)	— — 487,500	— — —

Allen B. Shaw (3) Vice Chairman and Co-Chief Operating Officer	2002 2001	152,446 248,392	50,000 —	— —	— 50,000	— —

Caroline Beasley Chief Financial Officer	2002 2001 2000	300,186 285,921 266,985	50,000 — 50,000	(1) (1) (1)	— — 487,500	— — —

Brian E. Beasley Vice President of Operations	2002 2001 2000	328,343 312,708 295,622	50,000 — —	(1) (1) (1)	— — 487,500	— — —

(1)	Value of perquisites and other personal benefits paid does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the Named Officer.
(2)	Amounts attributable to the insurance portion of split-dollar life insurance premiums paid by the Company until July 30, 2002. Amounts reflect the dollar value of the benefit to the executive officer of the remainder of the premiums paid by the Company during the respective fiscal year after refund of the premium to the Company upon termination of the policies.
(3)	Mr. Shaw’s employment with the Company began February 1, 2001.

The following table sets forth certain information with respect to stock options to purchase shares of the Company’s Class A common stock exercised by the Named Officers during the fiscal year ended December 31, 2002 and stock options that remain outstanding as of December 31, 2002.

AGGREGATED OPTION EXERCISES IN 2002

AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year- End ($) Exercisable/ Unexercisable
George G. Beasley (1)	—	—	325,000/162,500	(2)
Bruce G. Beasley (1)	—	—	325,000/162,500	(2)
Allen B. Shaw	—	—	—/50,000	(2)
Caroline Beasley (1)	—	—	325,000/162,500	(2)
Brian E. Beasley (1)	—	—	325,000/162,500	(2)

(1)	All of the unexercisable options as of December 31, 2002 became exercisable effective as of February 11, 2003.
(2)	The exercise price of each unexercised option exceeded the fair market value of Class A Common Stock as of December 31, 2002.

EMPLOYMENT AGREEMENTS

The Company entered into a three-year employment agreement with George G. Beasley effective as of January 31, 2000 pursuant to which he serves as the Chief Executive Officer and Chairman of the board of directors. Mr. Beasley receives an annual base salary of $500,000 subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the board of directors. Mr. Beasley also received an option to purchase 487,500 shares of the Company’s Class A common stock under the 2000 Equity Plan at an exercise price equal to $15.50. This option vests over the term of the employment agreement. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Beasley’s employment is terminated without cause or if he resigns for good reason. Effective as of January 31, 2003, the employment agreement with Mr. Beasley was extended for one year under the terms of the original agreement and will automatically renew thereafter for successive one-year periods unless notice is provided at least 90 days before the expiration of the term by Mr. Beasley or the Company.

The Company entered into a three-year employment agreement with Bruce G. Beasley effective as of January 31, 2000 pursuant to which he serves as the President and Co-Chief Operating Officer. Mr. Beasley receives an annual base salary of $325,000 subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the board of directors. Mr. Beasley also received an option to purchase 487,500 shares of the Company’s Class A common stock under the 2000 Equity Plan at an exercise price equal to $15.50. This option vests over the term of the employment agreement. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Beasley’s employment is terminated without cause or if he resigns for good reason. Effective as of January 31, 2003, the employment agreement with Mr. Beasley was extended for one year under the terms of the original agreement and will automatically renew thereafter for successive one-year periods unless notice is provided at least 90 days before the expiration of the term by Mr. Beasley or the Company.

The Company entered into a three-year employment agreement with Allen B. Shaw effective as of February 1, 2001 pursuant to which he serves as the Co-Chief Operating Officer and Vice Chairman of the board of directors. The employment agreement will automatically renew thereafter for successive one-year periods unless notice is provided at least 60 days before the expiration of the term by Mr. Shaw or the Company. Mr. Shaw receives an annual base salary of $322,350 subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the board of directors. Mr. Shaw also received an option to purchase 50,000 shares of the Company’s Class A common stock on February 1, 2001 under the 2000 Equity Plan at an exercise price equal to $14.50. This option vests on February 1, 2011, but may become exercisable earlier, on the anniversary date of the date of grant, if certain material conditions are satisfied (33% each time a material condition is satisfied). The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Shaw’s employment is terminated without cause or if he resigns for good reason.

The Company entered into a three-year employment agreement with Caroline Beasley effective as of January 31, 2000 pursuant to which she serves as the Chief Financial Officer. Ms. Beasley receives an annual base salary of $275,000 subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the board of directors. Ms. Beasley also receive an option to purchase 487,500 shares of the Company’s Class A common stock under the 2000 Equity Plan at an exercise price equal to $15.50. This option vests over the term of the employment agreement. The Company could incur severance obligations under the terms of the employment agreement in the event that Ms. Beasley’s employment is terminated without cause or if she resigns for good reason. Effective as of January 31, 2003, the employment agreement with Ms. Beasley was extended for one year under the terms of the original agreement and will automatically renew thereafter for successive one-year periods unless notice is provided at least 90 days before the expiration of the term by Ms. Beasley or the Company.

The Company entered into a three-year employment agreement with Brian E. Beasley effective as of January 31, 2000 pursuant to which he serves as the Vice President of Operations. Mr. Beasley receives an annual base salary of $300,000 subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the board of directors. Mr. Beasley also received an option to purchase 487,500 shares of the Company’s Class A common stock under the 2000 Equity Plan at an exercise price equal to $15.50. This option vests over the term of the employment agreement. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Beasley’s employment is terminated without cause or if he resigns for good reason. Effective as of January 31, 2003, the employment agreement with Mr. Beasley was extended for one year under the terms of the original agreement and will automatically renew thereafter for successive one-year periods unless notice is provided at least 90 days before the expiration of the term by Mr. Beasley or the Company.

2000 Equity Plan

On February 11, 2000, the Company adopted the 2000 Equity Plan of Beasley Broadcast Group, Inc. This equity plan is the Company’s first plan under which employee stock options have been granted. The principal purpose of the equity plan is to attract, retain and motivate selected officers, employees, consultants and directors through the granting of stock-based compensation awards. The equity plan provides for a variety of compensation awards, including non-qualified stock options, incentive stock options that are within the meaning of Section 422 of the Internal Revenue Code, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock-related benefits. A total of 3,000,000 shares of Class A common stock were reserved for issuance under the equity plan, of which 2,500,000 shares were granted on February 11, 2000. These options have an exercise price of $15.50 per share. As of December 31, 2002, there were 2,821,000 options outstanding under the equity plan.

The equity plan provides that the Compensation Committee has the authority to select the employees and consultants to whom awards are to be made, to determine the number of shares to be subject to those awards and their terms and conditions, and to make all other determinations and to take all other actions necessary or advisable for the administration of the equity plan with respect to employees or consultants.

The equity plan also provides that each of the Company’s independent director nominees will automatically be granted options to purchase 20,000 shares of the Company’s Class A common stock upon election to its board of directors. These options will have an exercise price per share equal to the fair market value per share of our Class A common stock as of the date of grant, and will be exercisable with respect to 10,000 shares as of the date of grant and will become exercisable with respect to an additional 5,000 shares on each of the first two anniversaries of the date of grant. The board may make additional option grants to the Company’s independent directors from time to time, in its discretion, on such terms as the board determines consistent with the equity plan.

The committee and the board is authorized to adopt, amend and rescind rules relating to the administration of the equity plan, and to amend, suspend and terminate the equity plan. The Company has attempted to structure the equity plan in a manner such that remuneration attributable to stock options and other awards will not be subject to the deduction limitation contained in Section 162(m) of the Internal Revenue Code.

COMPENSATION COMMITTEE REPORT ON

EXECUTIVE COMPENSATION

The Compensation Committee is responsible for establishing compensation policies with respect to the Company’s executive officers, including the Chief Executive Officer and the other executive officers, and setting the compensation for these individuals.

The Compensation Committee seeks to achieve three broad goals in connection with the Company’s executive compensation programs and decisions regarding individual compensation. First, the Compensation Committee structures executive compensation programs in a manner that the Committee believes will enable the Company to attract and retain key executives. Second, the Compensation Committee establishes compensation programs that are designed to reward executives for the achievement of business objectives of the Company. Finally, the Company’s executive compensation programs are intended to provide executives with an equity interest in the Company so as to link a portion of the compensation of the Company’s executives with the performance of the Company’s common stock.

In fiscal 2002, executive compensation had two primary components: cash compensation and stock-based compensation, consisting of stock options.

Cash Compensation: Cash compensation consists of base salaries, annual increases, and cash bonuses. In establishing base salaries, consideration is given to the goals for the Company for the fiscal year. Consideration is also given to the standards and compensation at comparable companies, particularly those that are in the same industry as the Company or related industries and/or located in the same general geographical area as the Company, historic salary levels of the individual and the nature of the individual’s responsibilities. The Compensation Committee will meet at least annually to discuss annual increases greater than the minimum increases in the employment agreement and cash bonuses. In the year ended December 31, 2002, the Compensation Committee awarded cash bonuses to the Chief Executive Officer and the other executive officers.

Stock-Based Compensation: Stock-based compensation consists of stock options to purchase shares of the Company’s Class A common stock. The emphasis on long-term incentives is intended to encourage executive officers to focus on the growth of the Company since the value of these awards depends on the Company’s performance and future stock value. In deciding to award options, the Compensation Committee also considers a number of factors, including the number of options outstanding or previously granted and the aggregate size of current awards.

Chief Executive Officer Compensation: George G. Beasley received $547,604 in annual salary pursuant to his employment agreement and was also awarded a cash bonus of $100,000 in 2002. Mr. Beasley’s compensation was determined based upon the same factors used in setting other executive officer salaries, as well as the salaries paid to chief executive officers of comparable companies and his leadership in setting and pursuing our financial, operational and strategic objectives.

Based on its evaluation of the performance of the executive officers, the Compensation Committee believes that the Company’s executive officers are committed to achieving positive long-term financial performance and enhancing shareholder value, and that the compensation policies and programs discussed in this report have motivated the Company’s executive officers to work toward these goals.

Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) limits the Company’s Federal income tax deduction for certain executive compensation in excess of $1 million paid to the Chief Executive Officer and the four next highest paid named executive officers. The $1 million deduction limit does not apply, however, to “performance-based compensation” as that term is defined in Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder. The Committee recognizes the possibility that if the amount of the base salary of a named executive officer, and other compensation not described in the preceding paragraph exceeds $1 million, it may not be fully deductible for Federal income tax purposes. The Committee will make a determination at any such time whether to authorize the payment of such amounts without regard to deductibility or whether the terms of such payment should be modified as to preserve any deduction otherwise available.

Herbert W. McCord, Chair

Joe B. Cox

Mark S. Fowler

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2002, the Compensation Committee consisted of three members, Messrs. Cox, Fowler and McCord. None of the members was at any time during the fiscal year ended December 31, 2002, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of the Company’s Board of Directors or Compensation Committee.

PERFORMANCE GRAPH

The following graph compares the cumulative return, for the period beginning February 11, 2000, the day the Company’s Class A common stock began trading, through December 31, 2002 of the Company’s Class A common stock to the total cumulative return over the same period of the common stocks in (1) The Nasdaq Composite Index and (2) The Nasdaq Telecommunications Index, which is an index of telecommunications companies, including radio and television broadcasting companies and point-to-point communications services companies. The comparison assumes $100 was invested on February 11, 2000 in the Company’s Class A common stock and in each of the comparison groups, with dividends, if any, reinvested.

	2/11/00	12/29/00	12/31/01	12/31/02
Beasley Broadcast Group	$100	$53.63	$83.94	$77.16
Nasdaq Composite Index	$100	$55.08	$43.48	$29.77
Nasdaq Telecommunications Index	$100	$42.00	$21.44	$9.86

The Company cannot assure you that its stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company does not make or endorse any predictions as to future stock performance.

INDEPENDENT PUBLIC ACCOUNTANTS

The independent public accounting firm of KPMG LLP was engaged by the Company to audit the Company’s consolidated financial statements for the year ended December 31, 2002. It is anticipated that a representative of KPMG LLP will attend the Annual Meeting for the purpose of responding to appropriate questions. At the meeting, a representative of KPMG LLP will be afforded an opportunity to make a statement if they so desire. Pursuant to its authority and responsibility under the Audit Committee Charter, and in light of certain recently adopted and other proposed corporate governance changes, the Company has determined not to seek the ratification of its independent public accountants for the year ending December 31, 2003. The Audit Committee expects to select the Company’s independent public accountants at a currently unscheduled meeting to be held prior to the end of the first quarter of 2003.

Audit Fees

The aggregate fees billed for professional services rendered for the audit of the Company’s consolidated financial statements for the year ended December 31, 2002 and the reviews of the financial statements included in the Company’s Forms 10-Q for the year ended December 31, 2002 were approximately $75,000.

Financial Information Systems Design and Implementation Fees

KPMG LLP did not render to us any professional services with respect to operating or managing our information systems of local area network or with respect to designing or implementing our financial information systems.

All Other Fees

The Company engaged KPMG LLP to provide tax compliance services. The aggregate fees paid for these services were approximately $149,000. The Company also engaged KPMG LLP to provide other services throughout fiscal 2002. The aggregate fees paid for these services were approximately $9,000. The Audit Committee of the board of directors does not consider the provision of these services to be incompatible with maintaining the independent auditor’s independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our Class A common stock and Class B common stock as of February 14, 2003 by:

•	each person who is known by the Company to own beneficially more than 5% of our Class A common stock or Class B common stock;

•	each of the Company’s directors;

•	each of the Named Officers; and

•	all current officers and directors as a group.

Each stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted. Shares of Class B common stock are convertible into shares of Class A common stock on a one-for-one basis. Shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of February 14, 2003 are deemed outstanding for calculating the percentage of outstanding shares of the person holding those options but are not deemed outstanding for calculating the percentage of any other person. The address of each beneficial owner, unless stated otherwise, is c/o Beasley Broadcast Group, 3033 Riviera Drive, Suite 200, Naples, Florida 34103.

	Common Stock
	Class A			Class B
Name of Beneficial Owner	Number of Shares		Percent of Class	Number of Shares		Percent of Class	Percent of Total Economic Interest (1)	Percent of Total Voting Power (2)
George G. Beasley	487,500	(3)	6.2%	13,946,047	(4)	82.9%	58.3%	79.4%
George G. Beasley Grantor Retained Annuity Trust, dated November 18, 2002	—		—	3,500,000		20.8	14.4	19.9
Bruce G. Beasley	493,500	(5)	6.2	1,160,292	(6)	6.9	6.7	6.9
Caroline Beasley	495,900	(7)	6.3	1,160,292	(6)	6.9	6.7	6.9
Brian E. Beasley	493,000	(8)	6.2	420,265		2.5	3.7	2.7
Westport Asset Management 253 Riverside Avenue Westport, CT 06880	2,242,850		30.1	—		—	9.2	1.3
Entercom Communications Corp. 401 City Avenue Bala Cynwyd, PA 19004	784,500		10.5	—		—	3.2	*
High Rock Capital 28 State Street Boston, MA 02109	710,760		9.6	—		—	2.9	*
Gabelli Asset Management One Corporate Center Rye, NY 10580	542,700		7.3	—		—	2.2	*
Joe B. Cox	30,000	(9)	*	—		—	*	*
Mark S. Fowler	21,000	(10)	*	—		—	*	*
Herbert W. McCord	21,000	(10)	*	—		—	*	*
Allen B. Shaw	2,000		*	—		—	*	*
All directors and executive officers as a group	2,043,900		21.6%	15,863,340		94.4%	68.2%	90.5%

*	Less than one percent.
(1)	The percent of total economic interest for each beneficial owner is based on the number of shares beneficially owned of Class A Common Stock plus the number of shares beneficially owned of Class B Common Stock divided by the sum of (i) 7,440,698 shares of Class A Common Stock outstanding, (ii) 16,832,743 shares of Class B Common Stock outstanding; and (iii) if applicable, the number of shares of Class A common stock issuable upon exercise of options held by such person that are currently exercisable or will be exercisable before April 15, 2003.
(2)	The percent of total voting power for each beneficial owner is based on the number of shares beneficially owned of Class A Common Stock which carry one vote per share plus the number of shares beneficially owned of Class B Common Stock which carry ten votes per share multiplied by ten divided by the sum of (i) 7,440,698 shares of Class A Common Stock outstanding, (ii) 16,832,743 shares of Class B Common Stock outstanding multiplied by ten to reflect the ten votes per share for Class B Common Stock; and (iii) if applicable, the number of Class A common stock issuable upon exercise of options held by such person that are currently exercisable or will be exercisable before April 15, 2003.
(3)	Consists of 487,500 shares of Class A common stock issuable upon exercise of stock options.
(4)	Includes (i) 10,446,047 shares held by the George Beasley Revocable Trust, dated May 26, 1998, George G. Beasley as Trustee; and (ii) 3,500,000 shares held by the George G. Beasley Grantor Retained Annuity Trust, dated November 18, 2002, George G. Beasley as trustee. Does not include 39,835 shares held by Shirley W. Beasley, Mr. Beasley’s spouse.
(5)	Includes (i) 3,000 shares held by the beneficial owner; (ii) 3,000 shares held by the beneficial owner’s children; and (iii) 487,500 shares of Class A common stock issuable upon exercise of stock options.

(6)	Includes (i) 356,736 shares held by the beneficial owner; and (ii) 803,556 shares held by the George Beasley Estate Reduction Trust, of which the beneficial owner is a co-trustee.
(7)	Includes (i) 2,000 shares held by the beneficial owner; (ii) 3,000 shares held by the beneficial owner’s children; (iii) 487,500 shares of Class A common stock issuable upon exercise of stock options; and (iv) 3,400 shares held by the George G. Beasley Florida Intangible Tax Trust, dated November 15, 2002, Caroline Beasley as Trustee.
(8)	Includes (i) 3,500 shares held by the beneficial owner; (ii) 2,000 shares held by the beneficial owner’s children; and (iii) 487,500 shares of Class A common stock issuable upon exercise of stock options.
(9)	Includes (i) 10,000 shares held by the beneficial owner; and (ii) 20,000 shares of Class A common stock issuable upon exercise of stock options.
(10)	Includes (i) 1,000 shares held by the beneficial owner; and (ii) 20,000 shares of Class A common stock issuable upon exercise of stock options.

Equity Compensation Plan Information

The following table sets forth certain information with respect to the Company’s equity compensation plans as of December 31, 2002.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved By Security Holders 2000 Equity Plan (1)	2,821,000	$15.02	179,000
Equity Compensation Plans Not Approved By Security Holders	—	—	—

Total	2,821,000		179,000

(1)	See “2000 Equity Plan” under “Employment Agreements” for a description of the 2000 Equity Plan of Beasley Broadcast Group, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Tower Leases

The Company leases a radio tower for WCHZ-FM in Augusta, Georgia from Wintersrun Communications, Inc., which is owned by George G. Beasley and Brian E. Beasley. The current annual rent for the tower is approximately $23,000. The Company believes that this lease agreement is on terms at least as favorable to it as could have been obtained from an unaffiliated party.

The Company leases radio towers for twenty radio stations under separate lease agreements from Beasley Family Towers, Inc., which is a corporation owned by George G. Beasley, Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members of George G. Beasley. The current annual rent for these towers is approximately $527,000. The Company believes that these each lease agreement is on terms at least as favorable to it as could have been obtained from an unaffiliated party.

Office and Studio Leases

The Company leases office and studio space for WRXK-FM and WXKB-FM in Ft. Myers, Florida from George G. Beasley. The current annual rent for this space is approximately $108,000. The Company believes that these lease agreements are on terms at least as favorable to it as could have been obtained from an unaffiliated party.

The Company leases office and studio space for WWNN-AM, WHSR-AM and WSBR-AM in Boca Raton, Florida from Beasley Family Towers, Inc. The current annual rent for this space is approximately $78,000. The Company believes that these lease agreements are on terms at least as favorable to it as could have been obtained from an unaffiliated party.

The Company leases office space in Naples, Florida from Beasley Broadcasting Management Corp., which is wholly-owned by George G. Beasley. The current annual rent for the office space is approximately $89,000. The Company believes that this lease agreement is on terms at least as favorable to it as could have been obtained from an unaffiliated party.

Notes Receivable

In December 2000, the Company sold most of its radio towers and related real estate assets to Beasley Family Towers, Inc. for $5.1 million in unsecured notes. As of January 1, 2002 and February 28, 2003, the aggregate outstanding balance of the notes receivable was $4.8 million and $4.7 million, respectively. The notes are due in aggregate monthly payments of approximately $38,000, including interest at 6.77%. The notes mature on December 28, 2020. For the year ended December 31, 2002, interest income on the notes receivable from Beasley Family Towers, Inc. was approximately $323,000.

Centennial Transaction

As of February 1, 2001, the Company purchased all of the outstanding common stock of Centennial Broadcasting Nevada, Inc. and all of the membership interests in Centennial Broadcasting, LLC for $116.3 million, which included a working capital adjustment of $2.8 million. Centennial Broadcasting Nevada, Inc. owned approximately 18.5% of the membership interests in Centennial Broadcasting, LLC, which owned KJUL-FM, KSTJ-FM and KKLZ-FM in Las Vegas, Nevada and WRNO-FM, KMEZ-FM and WBYU-AM in New Orleans, Louisiana. The Company’s Co-Chief Operating Officer and Vice Chairman of the Board of Directors, Allen B. Shaw, owned approximately 8.5% of Centennial Broadcasting, LLC and received distributions of $6.1 million in 2001 and approximately $224,000 in 2002, as a result of this transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports and upon written representations from certain reporting persons, the Company believes that, for the year ended December 31, 2002, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten percent stockholders were complied with on a timely basis.

STOCKHOLDER PROPOSALS

To be considered for presentation to the Annual Meeting of Stockholders to be held in 2004, a stockholder proposal must be received by Caroline Beasley, Secretary, Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida 34103 no later than November 24, 2003. If we have not received notice on or before February 8, 2004 of any matter a stockholder intends to propose for a vote at the 2004 Annual Meeting, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

A copy of the Company’s 2002 Annual Report to Stockholders accompanies this Proxy Statement. The Company has filed an Annual Report for the year ended December 31, 2002 on Form 10-K with the SEC. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to Beasley Broadcast Group, Attn: Investor Relations, 3033 Riviera Drive, Suite 200, Naples Florida 34103.

ByOrder of the Board of Directors

CarolineBeasley, Secretary

Dated: March 19, 2003

Naples, Florida

ANNUAL MEETING OF STOCKHOLDERS OF

BEASLEY BROADCAST GROUP, INC.

April 22, 2003

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê    Please detach and mail in the envelope provided.    ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

FOR AGAINST ABSTAIN

1. ELECTION OF DIRECTORS

NOMINEES
☐	FOR ALL NOMINEES	O George G. Beasley	(For All Classes of Common Stockholders)	PLEASE MARK, SIGN,
		O Bruce G. Beasley	(For All Classes of Common Stockholders)	DATE AND RETURN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Caroline Beasley O Brian E. Beasley	(For All Classes of Common Stockholders) (For All Classes of Common Stockholders)	THE PROXY BALLOT PROMPTLY USING THE
		O Joe B. Cox O Allen B. Shaw	(For All Classes of Common Stockholders) (For All Classes of Common Stockholders)	ENCLOSED ENVELOPE.
☐	FOR ALL EXCEPT (See instructions below)	O Mark S. Fowler O Herbert W. McCord	(For Class A Common Stockholders) (For Class A Common Stockholders)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.                                                                             ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

BEASLEY BROADCAST GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Caroline Beasley and Denyse Mesnik proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Beasley Broadcast Group, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on Tuesday, April 22, 2003, at 10:00 a.m. local time, or any adjournment thereof.

(Continued and to be signed on the reverse side)